5
SECURITIES AND EXCHANGE COMMISSION
Washington, DC  20549
SCHEDULE 13G
Amendment No. 1
Under the Securities Exchange Act of
1934

AMR Corporation
(Name of Issuer)

Common Stock $1 par value
(Title of Class of Securities)

001-765-10-6
(CUSIP Number)

Check the following box if a fee is being paid with this statement [ ].

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.

Cusip Number: 001-765-10-6

1
Name of Reporting Person and S.S. or I.R.S.
Identification Number of Above Person:
     Tiger Management L.L.C.

2
Check the Appropriate Box if a Member
of a Group:
(a)
(b)

3
SEC Use Only:

4
Citizenship or Place of Organization:
     Delaware

5  Sole Voting Power:         -0-
6  Shared Voting Power:       3,596,000
7  Sole Dispositive Power:    -0-
8  Shared Dispositive Power:  3,596,000

9
Aggregate Amount Beneficially Owned by
Each Reporting Person:   3,596,000

10
Check if the Aggregate Amount in Row
(9) Excludes Certain Shares:

11
Percent of Class Represented by Amount
in Row (9):    4.0%

12
Type of Reporting Person:
     IA

Cusip Number: 001-765-10-6

1
Name of Reporting Person and S.S. or
I.R.S. Identification Number of Above
Person:
     Tiger Performance L.L.C.

2
Check the Appropriate Box if a Member
of a Group:
(a)
(b)

3
SEC Use Only:

4
Citizenship or Place of Organization:
     Delaware

5  Sole Voting Power:       -0-
6  Shared Voting Power:     2,034,900
7  Sole Dispositive Power:  -0-
8  Shared Dispositive Power:2,034,900

9
Aggregate Amount Beneficially Owned by
Each Reporting Person:   2,034,900
10
Check if the Aggregate Amount in Row
(9) Excludes Certain Shares:

11
Percent of Class Represented by Amount
     in Row (9):    2.2%

12
Type of Reporting Person:
     IA

Cusip Number: 001-765-10-6

1
Name of Reporting Person and S.S. or
I.R.S. Identification Number of Above
Person:
     Panther Partners, L.P.

2
Check the Appropriate Box if a Member
of a Group:
(a)
(b)

3
SEC Use Only:

4
Citizenship or Place of Organization:
     Delaware

5  Sole Voting Power:         -0-
6  Shared Voting Power:        256,700
7  Sole Dispositive Power:    -0-
8  Shared Dispositive Power:   256,700

9
Aggregate Amount Beneficially Owned by
Each Reporting Person:   256,700

10
Check if the Aggregate Amount in Row
(9) Excludes Certain Shares:

11
Percent of Class Represented by Amount
     in Row (9):    0.3%

12
Type of Reporting Person:
   IV  PN

Cusip Number: 001-765-10-6

1
Name of Reporting Person and S.S. or
I.R.S. Identification umber of Above
Person:
   Panther Management Company, L.P.

2
Check the Appropriate Box if a Member
of a Group:
(a)
(b)

3
SEC Use Only:

4
Citizenship or Place of Organization:
     Delaware

5  Sole Voting Power:         -0-
6  Shared Voting Power:        256,700
7  Sole Dispositive Power:    -0-
8  Shared Dispositive Power:   256,700

9
Aggregate Amount Beneficially Owned by
Each Reporting Person:   256,700

10
Check if the Aggregate Amount in Row
(9) Excludes Certain Shares:

11
Percent of Class Represented by Amount
in Row (9):    0.3%


12
Type of Reporting Person:
   IA  PN

Cusip Number: 001-765-10-6

1
Name of Reporting Person and S.S. or
I.R.S. Identification Number of Above
Person:
   Julian H. Robertson, Jr.

2
Check the Appropriate Box if a Member
of a Group:
(a)
(b)

3
SEC Use Only:

4
Citizenship or Place of Organization:
   U.S

5  Sole Voting Power:       9,000
6  Shared Voting Power:     5,910,100
7  Sole Dispositive Power:  9,000
8  Shared Dispositive Power:5,910,100

9
Aggregate Amount Beneficially Owned by
Each Reporting Person:   5,919,100

10
Check if the Aggregate Amount in Row
(9) Excludes Certain Shares:

11
Percent of Class Represented by Amount
in Row (9):    6.5%

12
Type of Reporting Person:
   IN

Item 1(a) AMR Corporation
Item 1(b) 4333 Amon Carter Blvd., Fort Worth, Texas
76155

Item 2(a) This statement is filed on behalf of Tiger
Management L.L.C.("TMLLC"), Tiger Performance L.L.C.
("TPLLC"), Panther Partners, L.P. ("Panther") and
Panther Management Company, L.P. ("PMCLP").

Julian H. Robertson, Jr. is the ultimate controlling person of TMLLC, TPLLC and PMCLP.

Item 2(b) The address of each reporting person is
101 Park Avenue, New York, NY  10178

Item 2(c) Incorporated by reference to item (4) of the cover page pertaining to each reporting person.

Item 2(d) Common Stock $1 par value

Item 2(e) 001-765-10-6

Item 3 Panther is an investment company registered under Section 8 of the Investment Company Act. Each of TMLLC, TPLLC and PMCLP is an investment adviser registered under Section 203 of the Investment
Advisers Act of 1940.

Item 4 Ownership as of December 31, 1996 is incorporated by reference to items (5) - (9) and
(11) of the cover page pertaining to each reporting person. Item 5 Not applicable

Item 6 Not applicable

Item 7 Not applicable

Item 8 Not applicable

Item 9 Not applicable

Item 10 By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 12, 1997

TIGER MANAGEMENT L.L.C.

/s/  Nolan Altman,
Chief Financial Officer

TIGER PERFORMANCE L.L.C.

/s/  Nolan Altman,
Chief Financial Officer

PANTHER PARTNERS, L.P.
By:  Panther Management Company, L.P.,
its General Partner

By:  Panther Management Corporation,
its General Partner

/s/  Nolan Altman,
Chief Financial Officer

PANTHER MANAGEMENT COMPANY, L.P.
By:  Panther Management Corporation,
its General Partner

/s/  Nolan Altman,
Chief Financial Officer

JULIAN H. ROBERTSON, JR.

By:  /s/  Nolan Altman
Under Power of Attorney dated
1/27/95
On File with Schedule 13G for
Kohl's Corp. 2/7/95

AGREEMENT

The undersigned agree that this Amendment No. 1 to Schedule 13G dated February 12, 1997 relating to shares of common stock of AMR Corporation shall be filed on behalf of each of the undersigned.

TIGER MANAGEMENT L.L.C.

/s/  Nolan Altman,
Chief Financial Officer

TIGER PERFORMANCE L.L.C.

/s/  Nolan Altman,
Chief Financial Officer

PANTHER PARTNERS, L.P.
By:  Panther Management Company, L.P.,
its General Partner

By:  Panther Management Corporation,
its General Partner

/s/  Nolan Altman,
Chief Financial Officer

PANTHER MANAGEMENT COMPANY, L.P.
By:  Panther Management Corporation,
its General Partner

/s/  Nolan Altman,
Chief Financial Officer

JULIAN H. ROBERTSON, JR.
By:  /s/  Nolan Altman
Under Power of Attorney dated
1/27/95
On File with Schedule 13G for
Kohl's Corp. 2/7/95